                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

                                (Amendment No. )

Filed by the Registrant                          [X]
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Check the appropriate box:

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    14a-6(e)(2))
[ ] Definitive Proxy Statement
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[X] Soliciting Material under Rule 14a-12

                                 EPIMMUNE INC.
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               (Name of Registrant as Specified In Its Charter)


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      (1)   Title of each class of securities to which transaction applies:

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            pursuant to Exchange Act Rule 0-11 (set forth the amount on which
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
Filed by Epimmune Inc. pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended.

PRESS RELEASE

On March 16, 2005, Epimmune issued the following press release announcing that it had entered into a share exchange agreement, dated March 15, 2005, with shareholders of Immuno-Designed Molecules, S.A., a societe anonyme organized under the laws of France, or IDM.

                  EPIMMUNE AND IDM AGREE TO COMBINE BUSINESSES

      Companies to Hold Teleconference Today at 1:00 p.m. Eastern

      SAN DIEGO and PARIS, March 16, 2005 - Epimmune Inc. (Nasdaq: EPMN), a developer of vaccines for cancer and infectious diseases, and IDM S.A. (Immuno-Designed Molecules), a biopharmaceutical company specializing in immunotherapy for the treatment of cancer, today announced the signing of a definitive agreement under which Epimmune will combine with privately-held IDM in an all-stock transaction. By combining, Epimmune and IDM expect to create a leading company in the increasingly important field of immunotherapeutics, with a broader and more mature product pipeline, nearer-term product revenue opportunities, an improved cash position, and increased visibility in the financial markets.

      Combined Company Information

      The combined company (the Company) will focus on seven product candidates in clinical development for cancer and infectious disease indications as shown on the following table:

           Product
           Candidate         Indication                    Development Phase
           ---------         ----------                    -----------------
     IDM:  Mepact            Osteosarcoma                  Phase III completed

           Bexidem           Bladder cancer                Phase II/III

           Uvidem*           Melanoma                      Phase II

           Collidem          Colorectal cancer             Phase I/II

Epimmune:  EP-2101           Non-small cell lung cancer    Phase II

           EP HIV-1090       HIV                           Phase I/II

           EP-HBS*           Hepatitis B                   Phase I

*     Licensed to strategic partner



      IDM's lead product candidate, Mepact, has completed a Phase III clinical trial in the U.S. for the treatment of osteosarcoma. Mepact has received Orphan Drug Status in both the U.S. and EU, and IDM is working with U.S. and EU regulatory agencies regarding product marketing approval. The Company would expect to receive regulatory approval for Mepact in the U.S. and EU in 2007. The Company's most advanced clinical product candidates, other than Mepact, will address large cancer markets, including bladder, colorectal and non-small cell lung cancer and melanoma. The Company will also maintain strategic partnerships with

Sanofi-Aventis, Medarex and Innogenetics.

      On a pro forma basis and after estimated transaction expenses, the Company, at the end of 2004, had approximately $41 million of net cash on its balance sheet. The Company believes this is sufficient funding for the Company's operations for the next 18 to 24 months.

      Emile Loria, M.D., President and Chief Executive Officer of Epimmune said, "Combining Epimmune with IDM creates a leading immunotherapy company with greater strength and depth in its product pipeline and financial position, creating a better opportunity for success."

      Jean-Loup Romet-Lemonne, M.D., Chairman and Chief Executive Officer of IDM added, "This transaction also makes sense from the standpoint of the products, indications and technologies each company is targeting, which are highly complementary. IDM in-licensed Epimmune's epitope technology in 2003 and we are now using it in our U.S. colorectal cancer trials. By combining IDM's delivery and production expertise with Epimmune's epitope target identification capabilities, we believe we broaden our opportunities to successfully develop new products for patients who would benefit from immunotherapeutics."

      Following the closing of the transaction, the Company will be headquartered in San Diego and will have manufacturing sites in Irvine, California and Paris, France. The Company will have approximately 150 employees on a combined basis. Dr. Jean-Loup Romet-Lemonne, Chairman and Chief Executive Officer of IDM will be CEO of the Company, Dr. Emile Loria, President and Chief Executive Officer of Epimmune will be President and Chief Business Officer of the Company and Bob De Vaere, Chief Financial Officer of Epimmune will be Chief Financial Officer of the Company.

      Transaction Terms

      The transaction has been unanimously approved by the Boards of Directors of both companies. In addition, certain institutional investors, strategic partners and executives of IDM who collectively hold more than 85% of IDM's outstanding stock (including shares issuable upon exercise of warrants) have entered into the definitive agreement thus far. The closing of the transaction is subject to certain closing conditions, including approval of the transaction by the Epimmune shareholders. Upon closing of the transaction, the Company will be named IDM, Inc. and the Company's shares are expected to be traded on the NASDAQ National Market under the ticker "IDMI".

      Under the terms of the agreement, the shareholders of IDM will receive approximately 3.77 shares of Epimmune common stock in exchange for each share of IDM they hold. In connection with the closing, the holders of Epimmune's Series S and S-1 preferred stock have also agreed to exchange those shares into Epimmune common stock. Following the closing of the transaction, the Company will have approximately 102 million shares outstanding, on a fully diluted basis, with Epimmune's current shareholders owning approximately 22% of the Company and IDM's current shareholders owning approximately 78%, on a fully diluted basis.

      On December 23, 2004, IDM sold approximately 2.1 million shares to certain existing IDM shareholders for 6.32 Euros per share, or approximately $8.41 per share based on a current exchange rate of 1.33 Dollars per Euro. If the transaction is completed and each share of IDM is exchanged for approximately
3.77 shares of Epimmune, these IDM shareholders will have paid approximately $2.23 per Epimmune share. This represents a premium of 70% to Epimmune's closing price on March 14, 2005 of $1.31 per share.

      The transaction is expected to close in the second or third quarter of 2005, subject to the satisfaction of closing conditions, including approval of the transaction and a one-for-four reverse stock split by the Epimmune shareholders. The shares to be issued in the exchange will not be registered under U.S. securities laws and may not be offered or sold in the U.S. absent registration or unless an applicable exemption from the registration requirements is available. Epimmune will file a registration statement covering the resale of the shares issued in the transaction following the closing of the transaction.

      Jefferies & Company, Inc. acted as exclusive financial advisor to Epimmune in this transaction. UBS Investment Bank acted as exclusive financial advisor to IDM.

      Conference Call, Webcast and Transcript

      Epimmune and IDM will hold a conference call to discuss the transaction at 1:00 p.m. Eastern time on Wednesday, March 16, 2005. To access the call, dial
(800) 366-3908 (domestic) or (303) 262-2138 (international). Live audio of the conference call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. Access to live audio of the conference call will be available by following the appropriate links at http://www.epimmune.com. A replay of the call will be available through March 25, 2005 by dialing (800) 405-2236 or (303) 590-3000, passcode 11026513. A transcript of the call will be available on Epimmune's website.

      About Epimmune Inc.

      EPIMMUNE INC., based in San Diego, is focused on the development of vaccines using multiple epitopes to specifically activate the body's immune system. Epitopes, critical signaling molecules, stimulate the T cell arm of the immune system to respond to specific regions of cancer cells or infectious agents. By combining multiple, selected epitopes into a single vaccine candidate, the immune response can be both targeted and optimized for strength. Epimmune's therapeutic vaccine candidates have been designed to treat disease by stimulating the body's immune system to respond aggressively to infections such as HIV, hepatitis C virus and hepatitis B virus, and tumors such as breast, colon, lung and prostate. Epimmune's prophylactic vaccine candidates have been designed to protect against disease by teaching the body's immune system to react quickly when exposed to infectious agents. Epimmune's technology can also be used to identify and potentially eliminate undesirable reactions to therapeutic drugs or consumer products by modifying specific epitopes to suppress the unwanted immune response without degrading product efficacy. For more information on Epimmune, visit www.epimmune.com.

      About IDM S.A.

      IDM S.A. is a biopharmaceutical company headquartered in Paris and focused on the development of innovative products to treat and control cancer while maintaining the patient's quality of life. IDM is currently developing two lines of products; one aimed at the destruction of residual cancer cells after the use of traditional therapies, and the other to prevent tumor recurrence by triggering an immune response. IDM's most advanced product, Mepact, has completed a Phase III clinical trial. IDM has an additional five products in clinical development along with five products in preclinical development. For more information on IDM, visit www.idm-biotech.com.

      Where You Can Find Additional Information About Epimmune's Proposed Combination With IDM

      Epimmune will file a proxy statement concerning its proposed combination with IDM with the Securities and Exchange Commission (SEC). Investors and security holders are advised to read the proxy statement related to the proposed transaction when it becomes available, because it will contain important information related to the transaction. Investors and security holders may obtain a free copy of the proxy statement (when it is available) and other documents filed by Epimmune with the SEC at the SEC's website at http://www.sec.gov. The proxy statement and any other documents filed by Epimmune with the SEC may also be obtained free of charge from Epimmune by directing such request to Epimmune's Secretary at the following address: 5820 Nancy Ridge Drive, San Diego, California 92121.

      Information Concerning Participation In Epimmune's Proxy Solicitation

      Epimmune and IDM and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Epimmune with respect to the proposed transaction between Epimmune and IDM. Information regarding Epimmune's executive officers and directors is included in Epimmune's Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2003. This document is available free of charge at the SEC's website at http://www.sec.gov and from Epimmune at http://www.epimmune.com. Investors and security holders may obtain additional information about the interests of the respective executive officers and directors of Epimmune and IDM in the proposed transaction between Epimmune and IDM by reviewing the proxy statement related to the transaction once it has been filed with the SEC.

      Forward-Looking Statements

      This press release includes forward-looking statements that reflect Epimmune's management's current views of future events, including statements regarding the potential closing of the proposed transaction between Epimmune and IDM, the trading of the Company's stock on the NASDAQ National Market, the status and revenue opportunities of the Company's product candidates, the expected advantages of combining Epimmune and IDM, the expected cash position of the Company, and the expected timing of closing of the transaction. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including the possibility that the proposed transaction with IDM may not ultimately close for any of a number of reasons, including, but not limited to, Epimmune not obtaining shareholder approval of the transaction, the increase in its authorized capital or the reverse split of Epimmune common stock; the failure of holders of at least 95% of the outstanding stock of IDM to become parties to the definitive agreement; the possibility that IDM shareholders who have not become parties to the definitive agreement make an alternative bid regarding a transaction involving IDM to the IDM shareholders pursuant to rights under the shareholders agreement among the IDM shareholders and, if so, that the IDM shareholders accept that bid instead of the transaction with Epimmune; the possibility that NASDAQ will not approve the listing of the Company's shares for trading on the NASDAQ National Market or that the Company will be able to meet the continued listing requirements after the closing of the transaction; that Epimmune will forego business opportunities while the transaction is pending; that prior to the closing of the proposed transaction, the businesses of the companies, including the retention of key employees, may suffer due to uncertainty; and even in the event the transaction is completed, that combining Epimmune and IDM may not result in a stronger company, that the technologies and clinical programs of the two companies may not be compatible and that the parties may be unable to successfully execute their integration strategies or realize the expected benefits of the transaction. Additional factors that may cause actual results to differ materially include risks regarding whether the Company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the Company; risks associated with completing clinical trials of product candidates; the risks involved in the regulatory approval process for the Company's product candidates, including whether the Company will be able to obtain marketing approval in the U.S. and the EU for Mepact and whether regulatory approval of Mepact in the U.S. and EU and revenues, if any, from sales of Mepact will be obtained within expected timeframes; the possibility that clinical trials may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products; whether the cash resources of the Company will be sufficient to fund operations as planned, reliance on key employees, especially senior management; the uncertainty of the Company's future access to capital; the risk that the Company may not secure or maintain relationships with collaborators, and the Company's dependence on intellectual property. These factors as they relate to Epimmune are more fully discussed in Epimmune's Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2003, Epimmune's Quarterly Report on 10-Q filed with the SEC for the quarter ended September 30, 2004 and other periodic reports filed with the Securities and Exchange Commission. Epimmune and IDM expressly disclaim any intent or obligation to update these forward-looking statements, except as required by law.

CONFERENCE CALL TRANSCRIPT

In connection with announcing the share exchange agreement with IDM, Epimmune conducted a telephone conference call for investors and analysts at 1:00p.m. Eastern on March 16, 2005. The conference call was webcast live through Epimmune's web site at: http://www.epimmune.com. A replay of the call will be available through March 25, 2005 by dialing (800) 405-2236 or (303) 590-3000, passcode 11026513. A transcript of the call will be available on Epimmune's website. A copy of the transcript follows below.


                              EPIMMUNE, # 11026513
                  EPIMMUNE AND IDM AGREE TO COMBINE BUSINESSES
                           CONFERENCE CALL # 11026513
                                 MARCH 16, 2005
                            CHAIRPERSON: MOIRA CONLON

Operator:         Good afternoon, ladies and gentlemen, and welcome to today's teleconference. At this time all participants are in a listen-only mode. Following today's presentation, instructions will be given for the question-and-answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded on Wednesday, March 16, 2005. I would now like to turn the conference over to Ms. Moira Conlon with Financial Relations Board. Please go ahead, Ma'am.

Moira Conlon:     Thank you, Operator. Thank you for joining us today to
                  discuss the proposed business combination between Epimmune and IDM SA for immuno designed molecules. The press release announcing the signing of a definitive agreement to combine businesses was released earlier this morning. Before we begin, we would like to caution you that certain matters discussed in today's conference call may constitute forward-looking statements within the meaning of federal securities laws.
                  These include statements regarding the proposed transaction between Epimmune and IDM and the status and expectations with regard to products and technologies of the combined company, which are subject to risks and uncertainties described in more detail in the press release that was issued today including but not limited to the possibility that the proposed transaction with IDM may not ultimately close for any number of reasons such as not obtaining Epimmune shareholder approval of the transaction or related matters.

                  Epimmune will file a proxy statement concerning the proposed combination with IDM with the SEC. Epimmune and IDM and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies for Epimmune shareholders with respect to the proposed transaction. Investors and security holders are advised to read the proxy statement related to the proposed transaction when it becomes available, because it will contain important information related to the transaction including information about the interests of the respective executive officers and directors of Epimmune and IDM in the proposed transaction.

                  Investors and security holders may obtain a free copy of the proxy statement when it is available, and other documents Epimmune files with the SEC including Epimmune's annual report on Form 10-K filed with the SEC for the year ended December 31, 2003, which includes information regarding Epimmune's executive officers and directors at the SEC's website at www.sec.gov. The proxy statement and any other documents


EPIMMUNE/IDM                         Page 1                       March 16, 2005

                  Epimmune files with the SEC may also be obtained free of charge from Epimmune at www.epimmune.com or by directing such requests to Epimmune's secretary at the following address -- 5820 Nancy Ridge Drive, San Diego, California 92121.

                  Management of both companies will speak on today's call and will be available during the question-and-answer period. With us today are Dr. Jean-Loup Romet-Lemonne, founder, president, and chief executive officer of IDM; Dr. Emile Loria, president and chief executive officer of Epimmune, and Robert De Vaere, vice president finance and administration and chief financial officer of Epimmune.

                  I would now like to turn the call over to Dr. Jean-Loup Romet-Lemonne of IDM who founded the company in 1993 following a 12-year career in the French University hospital system and four years in the cancer biology department at Harvard University, and who will become the CEO of the combined company. Please go ahead.

Jean-Loup Romet-Lemonne: Thank you, Moira. I would like to welcome all of you and thank you for your interest in Epimmune and IDM. As you know, we announced this morning that Epimmune and IDM will combine in an all-stock transaction to form a leading immunotherapeutics company. I will begin by describing the strategic and scientific synergies that make this proposed business combination so compelling.

                  For those of you new to one or both of these companies, I will then provide a brief overview of both Epimmune and IDM. Mr. De Vaere will then provide a detailed overview of the transaction, and Dr. Loria will close with comments regarding the scope and direction of the combined company.

                  The technologies, products, and indications that Epimmune and IDM are pursuing are highly complementary. By combining IDM's delivery and production expertise with Epimmune's epitope target identification capabilities, we greatly improve the opportunities for success of each party's technology and, most importantly, we expand the prospects for the many patients who could benefit from our combined expertise in developing innovative immunotherapeutics.

                  IDM has been a licensee of Epimmune's epitope technology for some time. In 2002, we entered into an evaluation and license option agreement with Epimmune for certain of its cancer antigens for use in our cancer therapy program, and in July 2003, after successful evaluation, we elected to exercise our options to license Epimmune's epitopes. We are presently using the technology in our U.S. colorectal cancer trials and also in a pre-clinical development of our prostate cancer products. So our companies are already familiar to one another.


EPIMMUNE/IDM                         Page 2                       March 16, 2005

                  We believe there is substantial value in combining our technologies creating one biopharmaceutical company with the following five characteristics -- first, a product pipeline with one product having completed a Phase III and a focus in six ongoing clinical trials; second, a market differentiation with products ranging from patient-specific to off-the-shelf immunotherapeutics; third, prospect for annual product revenue by 2007; fourth, healthy financial position with increased opportunity for new funding; and, fifth, solid backing from blue-chip pharma biotech partners.

                  I would like now to give some background of each of the companies to demonstrate the extensive value that each brings to the table. First, Epimmune -- Epimmune is a developer of "smart" therapeutic and preventive vaccines, which use a highly regarded proprietary technology. By "smart" vaccine, we mean that Epimmune's approach replicates a successful and natural immune response. Unlike more conventional approaches, these vaccines utilize multiple epitopes to activate T-cells, thereby specifically directing the body's immune system to attack an infectious agent or a cancer cell. Biotech competitors predominantly use all antigens and let the immune system decide which epitope to recognize. Epimmune's approach, which recreates the multi-specific T-cell response is unique in the field of immunotherapy and vaccine.

                  Epimmune's therapeutic vaccines target infectious disease caused by HIV, hepatitis B virus, hepatitis C virus, or human papilloma virus as well as cancer -- principally lung, colon, breast, and prostate cancers. Epimmune's technology known as epitope identification system is the combination of over a decade of extensive work in the field of T-cell recognition and stimulation. These, along with Epimmune's other proprietary technology platforms has facilitated its drug development program pipeline as well as numerous licensing and partnering opportunities.

                  Epimmune has a number of potential vaccine candidates in various stages of development. Substantial progress has been achieved in its cancer clinical program. Recently released Phase I results demonstrated the ability of proprietary epitope analogs to elicit a multi-epitope response in cancer where breaking tolerance has always been a key challenge.

                  A Phase II study has been initiated in later-stage lung cancer patients and a clinical development of Epimmune therapeutic HIV vaccine with sponsorship from the National Institutes of Health is under a Phase I/II evalution.

                  Financing for Epimmune's research and development has primarily included equity-derived working capital, U.S. government grants and contracts, and fundings through strategic alliances and collaborations. Epimmune's list of pharmaceutical and biotechnology collaborators and licensees include Innogenetics, Amgen, Merck, and Biosite, among others.


EPIMMUNE/IDM                         Page 3                       March 16, 2005

                  The largest of this collaboration, Innogenetics is a partner in vaccine programs focused on hepatitis B, hepatitis C, and human papilloma viruses. This program was initially a sub-lease in 2001 and has a total potential value of more than $60 million-plus product royalties.

                  Epimmune's CEO, Dr. Emile Loria, has a background that includes more than 25 years of diverse U.S. and international experience in medical and business fields related to immunotherapeutics. Epimmune's management scientific team and scientific advisory board have significant expertise in vaccine and pharmaceutical development. All of us at IDM are looking forward to working closely with this group of colleagues.

                  Let me give you a brief overview of IDM, also known as Immuno-Design Molecules. IDM is engaged in the development of innovative immunotherapeutics specifically for the treatment and control of cancer. We are currently developing two lines of products -- the first destroys cancer cells remaining after the use of traditional therapies, and the other line of products stimulates the patient's immune response to prevent tumor recurrence.

                  Our most advanced product candidates, called Mepact, has completed a Phase III clinical trial. Mepact is a synthetic, off-the-shelf molecule that activates certain immune cells called macrophages, increasing their capacity to destroy cancer cells. We are developing Mepact for the treatment of osteosarcoma, the most common type of bone cancer, primarily affecting adolescents.

                  Mepact has been granted orphan drug status for this indication in the U.S. and recently in Europe. IDM has retained full commercialization rights to Mepact. We are presently working with regulatory agencies in both the U.S. and Europe regarding product marketing approval. We hope to be authorized to launch this product in U.S. and European markets in 2007.

                  This is a potential $100 million worldwide market with only few alternative therapies and no new drugs in the last 20 years.

                  IDM brings three other products in clinical trials including one in Phase II/III and one in Phase II addressing large cancer markets; bladder cancer, colorectal cancer and melanoma. Our immunotherapeutic approaches differ from chemotherapy and other conventional cancer treatments in two important ways -- our products enhance the patient's immune capacity and have a low toxicity. To date, approximately 10,000 injections have been administered during the course of clinical trials conducted over a 10-year period. Clinical trial results have been published in peer-reviewed international scientific journals.

                  IDM has world-class pharmaceutical and biotechnology partners. We have a pharmaceutical partnership with Sanofi-Aventis for the co-development of patient-specific cell therapy products or Cell Drugs over a 10-year period. The first of these products, Uvidem, is currently in Phase II trials for melanoma, and Sanofi-Aventis is covering all development costs for the product. Sanofi-Aventis has a first right of refusal to license Collidem, our colorectal cancer drug candidate presently in Phase I/II studies in the U.S. For each Cell Drug that it chooses to develop, Sanofi has a commercialization option and will pay milestones and royalties. The


EPIMMUNE/IDM                         Page 4                       March 16, 2005
                  partnership with Sanofi also includes equity investments totaling 30 million euros, including a 10 million euro investment in December 2004.

                  In addition to its partnering and licensing track record, IDM has a solid financing history. Since inception, we have raised a total of approximately 100 million euros through venture capital and private funding. Our two largest stockholders are Sanofi-Aventis and Medarex, one of the initial equity investors in IDM. Our financial investors include Atlas Ventures, Apax, Sofinnova and Alta Partners.

                  Thank you for the opportunity to provide this overview. I will now turn the call over to Bob De Vaere, CFO of Epimmune, for an overview of the transaction.

Robert De Vaere:  Thank you. As Jean-Loup described, the overlapping strategies and scientific approaches used by Epimmune and IDM create distinct synergies for the combined company. I will now review the value of the business combination in financial terms.

                  Upon closing of the transaction, which is expected during the second or third quarter of 2005, the combined business will operate under the company name IDM, Inc., and will be headquartered in San Diego, California. The common stock is expected to trade on the NASDAQ national market under the ticker IDMI.

                  The transaction has been unanimously approved by the boards of directors of both companies and certain institutional investors, strategic partners, and executives of IDM who collectively hold more than 85 percent of IDM's outstanding stock have already entered into the definitive agreement. Closing of the transaction is subject to approval by Epimmune shareholders and satisfaction of other closing conditions. Epimmune will file a proxy statement concerning its proposed combination with IDM with the Securities and Exchange Commission and schedule a shareholders' meeting.

                  As we described in our press release earlier today, based on the financing IDM completed in December 2004 and the value attributed to IDM in that financing, the implied share price of this combination is $2.23 per share, which represents a premium of 70 percent to Epimmune's closing price on March 14, 2005, of $1.31 per share.

                  The terms of this all-stock transaction are as follows -- the shareholders of IDM will receive approximately 3.77 shares of Epimmune common stock in exchange for each share of IDM held as of the closing. Holders of Epimmune's Series S and S-1 preferred stock have also agreed to exchange those shares for Epimmune common stock. Following the closing of the transaction, Epimmune's existing stockholders will own approximately 22 percent of the combined company and IDM's existing


EPIMMUNE/IDM                         Page 5                       March 16, 2005
                  stockholders will own approximately 78 percent on a fully diluted basis. There will be approximately 102 million shares outstanding at closing on a fully diluted basis.

                  On a pro forma basis and after deducting estimated transaction expenses, the combined company had approximately $41 million in cash on its balance sheet at December 31, 2004, which we expect is sufficient funding for our combined product development portfolio for the next 18 to 24 months.

                  Initially, we expect that the combined company will generate approximately $15 million in annual revenues, primarily through licensing agreements, contract revenue, and grants and contracts from the National Institutes of Health and, as mentioned earlier, we are targeting 2007 for our first product revenues.

                  After the companies are combined, Dr. Jean-Loup Romet-Lemonne of IDM will be chief executive officer of the company, Dr. Emile Loria will be president and chief business officer, and I will remain the chief financial officer of the combined company. In total, we will have approximately 150 employees.

                  The combined company board of directors will have nine members, three of which are current Epimmune board members with the other six being named by IDM.

                  Thank you for your attention. I will now turn the call over to Dr. Emile Loria of Epimmune.

Emile Loria:      Thank you, Bob. The combination of IDM and Epimmune is
                  truly a perfect fit between science, technology and products.
                  Our combination creates one clinical development company with both patient-specific and off-the-shelf immunotherapeutic products. This is a significant biopharmaceutical differentiator as the majority of immunotherapy companies focus primarily on either patient-specific or off-the-shelf research and development, but not on both of these complementary approaches.

                  As Jean-Loup detailed, the combined company holds an advanced late-stage product portfolio of various immunotherapeutics, with Mepact as our lead product approaching market launch in the next several years. We also have decided to focus our combined resources on six additional product candidates, all presently in clinical trials.

                  IDM also brings delivery technology, which will be explored in our infectious disease programs as part of our strategy. Financially speaking, the combined company will be well capitalized for our ongoing clinical development. We have substantial liquidity with approximately $41 million in cash on the balance sheet as of the end of 2004, after allowing


EPIMMUNE/IDM                         Page 6                       March 16, 2005
                  for anticipated transaction related expenses, and we expect the combination to enhance our flexibility for obtaining additional financing in the future. With partnerships and backing by three large pharma and biotech partners, namely; Sanofi-Aventis, Medarex and Innogenetics, the business combination also increases our attractiveness in terms of pharmaceutical partnering.

                  The combined company will hold an intellectual property portfolio covering our various cellular technologies, epitopes, and vaccine products. In total, we will hold or have rights to more than 300 issued and granted patents and will have more than 300 patents pending in more than eight territories.

                  So let us now take a look at where we will go from here and what the expected news flow will be for the next 12 to 24 months. Phase III Mepact data to be presented at ASPHO, the American Society of Pediatric Hematology and Oncology on May 16, 2005 in Washington, D.C.; Phase I/II Uvidem melanoma data at ASCO in May 2005; recruitment of all patients in the Collidem colorectal Phase I/II trial and the EP-2101 lung cancer trial by the end of 2005; Special Protocol Assessment, or SPA, for Bexidem, the bladder cancer, in Q2 2006; and filing of the Mepact marketing authorization to the FDA and EMEA in the first half of 2006.

                  Leveraging our enhanced critical mass as a combined company, we plan to evaluate additional pharmaceutical partnerships and collaborations on the international stage.

                  In summary, the combination of IDM with Epimmune creates a biopharmaceutical development company focused on developing immunotherapies designed to increase the life expectancy and quality of life of cancer patients and to treat patients with HIV and other infectious diseases where traditional vaccines have been ineffective. Together, we have all the ingredients technology and innovation, product pipeline, strong partnerships, financial resources, to build substantial value for our stockholders.

                  This concludes our prepared remarks. We would now be pleased to answer your questions. Operator, please go ahead.

Operator:         Thank you, sir. Ladies and gentlemen, at this time we will begin the question-and-answer session. If you have a question, please press the star followed by the 1 on your pushbutton phone. If you would like to decline from the polling process, please press the star followed by the 2. You will hear a three-tone prompt acknowledging your selection. Your questions will be polled in the order that they are received. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment, please, for our first question.


EPIMMUNE/IDM                         Page 7                       March 16, 2005

                  Once again, ladies and gentlemen, if you would like to ask a question, please press the star followed by the 1 on your pushbutton phone. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment, please for our first question.

                  Our first question comes from Sharon Seiler. Please state your company name followed by your question.

Sharon Seiler:    Yes, it's Sharon Seiler at Punk Ziegel. I guess this
                  is directed to the people from IDM. Can you give us a brief description of the cell-based therapy that you are developing?

Jean-Loup Romet-Lemonne: The cell therapy that developed at IDM actually is the use of cells as drugs, as we call the cell drug, we are stimulating the immune system through one of the most powerful, we'll say, way of stimulating the immune system by stimulating the cells, which are creating the immune response. So we have two ways of doing it. One is by stimulating the macrophages, what we are doing with our most advanced product, Mepact, for instance, where we are injecting in vivo. But on the cell therapy side, what we are doing when we cannot inject in vivo, say, for instance, in the bladder, when it's accessible to the local injection we are preparing the cells ex vivo, outside of the body, activating the cells and re-injecting the patient on cells. That's what we call the Cell Drug. This is a product in Phase II/III in bladder cancer in Bexidem.

Sharon Seiler:    So of the cells that you are activating are
                  macrophages that you've isolated from the patients?

Jean-Loup Romet-Lemonne: Absolutely right. It is a cell lifted from the patient and re-injected into the patients.

Sharon Seiler:    And the stimulatory factor that's used, either ex vivo
                  or in vivo, is a protein, a small molecule --

Jean-Loup Romet-Lemonne: It's a gamma interferon. The cells are differentiated in the GMP facilities either in Irvine for all North America or in Paris for Europe, and our GMP facilities, the Cell Drug is prepared and the cells are stimulated with gamma interferon, then frozen into GMP process and re-injected into the patients.

Sharon Seiler:    Okay, thank you.

Operator:         Ladies and gentlemen, if there are any additional questions, please press the star followed by the 1 at this time. As a reminder, if you are using speaker equipment you will need to lift the handset before pressing the numbers. Our next question comes from Larry Landis with Landis Associates
                  Investments Company. Please go ahead with your question.


EPIMMUNE/IDM                         Page 8                       March 16, 2005

Larry Landis:     My question is, relative to cost, will there be
                  substantial cost savings and/or what will be initial costs of integrating the two companies in your estimation?

Robert De Vaere:  This is Bob De Vaere at Epimmune. Let me take the piece of that. As far as substantial cost savings, you know, I think as we go through the integration process and go through that between the two companies organizations, we'll obviously be looking for places that we can eliminate overlapping functions and things like that. At the end of the day, I think this transaction is not really a putting together of two large organizations where there's a lot of opportunity for that. I think it is more a case of some really complementary businesses coming together here to create some opportunities that each alone doesn't have today.

                  And as far as the cost of the integration, obviously, we haven't disclosed that in anything. There's going to be transaction expenses on both sides -- the legal and accounting and financial advisors and the like. I think they're pretty typical transaction expenses, at the end of the day, and so I think what we're saying is -- what we have provided is that after deducting those out, the company on a pro forma combined basis had about $41 million of cash as it entered this year.

Larry Landis:     Could you comment on the cultures of the two
                  companies, in other words, the compatibility of the two cultures of the companies?

Emile Loria:      Epimmune has been based in San Diego, but we have done
                  business at an international level. We have already had collaboration with Innogenetics, that is a Belgian company, and we have quite some very good running program with them on three infectious diseases, hepatitis B, hepatitis C, and human papilloma virus. On that side, IDM has also been in business with Epimmune, so they are not a newcomer to us, as we have licensed our epitopes for Collidem, the product for colorectal cancer.

                  In addition to these, IDM has established a base in California, Irvine, which is about one hour drive from our headquarters in San Diego. So these are quite accustomed into doing international business, and I think biotech today is already a business without borders.

Larry Landis:     Thank you very much.

Jean-Loup Romet-Lemonne: Maybe I can add to Emile's comment that we experienced already this integration, cultural integrations, through our site in Irvine, that we open now in more than two years ago, and then with the former team of Nexell Therapeutics. So we have today more than approximately 40 employees in Irvine, and then their full integration between the Irvine team and the European team ongoing for now more than two years. So this is not something new to IDM and something we are very welcome to increase our forces here in the States.


EPIMMUNE/IDM                         Page 9                       March 16, 2005

Larry Landis:    That was very helpful.

Operator:         Ladies and gentlemen, if there are any additional questions, please press the star followed by the 1 at this time. As a reminder, if you are using speaker equipment you will need to lift the handset before pressing the numbers. One moment, please, for our next question.

                  Gentlemen, at this time, we have no further questions. Please continue with any further remarks that you would like to make.

Jean-Loup Romet-Lemonne: Before closing the call, let me share with you our enthusiasm and excitement about this new company, its product pipeline with expected product revenue in 2007, the financial resources, the highly regarded partners, and the dedicated employees. These are all the appropriate ingredients to succeed in bringing new product to patients while building shareholder value. So thank you all for joining us on the call today and have a good day.

Operator:         Ladies and gentlemen, this concludes the Epimmune and IDM
                  Business Combination conference call. If you would like to listen to a replay of today's conference, please dial in to 1-800-405-2236 or 303-590-3000 using the access code of
                  11026513. Once again, if you would like to listen to a replay of today's conference, please dial 1-800-406-2236 or 303-590-3000 and use the access code of 11026513.

                  Thank you for your participation in today's teleconference. You may now disconnect and thank you for using ACT Teleconferencing.

                                       END


EPIMMUNE/IDM                        Page 10                       March 16, 2005